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                                                                       Exhibit 7


                                Lockup Agreement


                                August 30, 2002


To: SynQuest, Inc.

         Re: Lockup Agreement

Ladies and Gentlemen:

         The undersigned executes and delivers this Lockup Agreement pursuant to the terms of the Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT"), dated as of August 30, 2002, entered into between SynQuest, Inc., a corporation organized under the laws of the State of Georgia (the "COMPANY"), and the investors listed on the signature pages thereto.

         The undersigned irrevocably hereby agrees that, for a period of one year after the Closing (as defined in the Stock Purchase Agreement), the undersigned will not, directly or indirectly, offer, sell, contract to sell, grant any options to purchase, pledge or otherwise dispose of (or enter into any transaction that results or is designed to result in the present or future disposition of, whether by actual disposition or effective economic disposition due to cash settlement or otherwise, by the undersigned, by any affiliate of the undersigned, by any person in privity of contract with the undersigned or any affiliate of the undersigned, or by any affiliate of any such person) any shares of the common stock of the Company, par value $0.01 per share ("SHARES"), or securities convertible into or exchangeable or exercisable for Shares, except that the foregoing shall not apply to any transfers to (i) affiliates of the undersigned or (ii) limited and general partners and other holders of equity interests of the undersigned who, in the case of (i) and (ii) above, agree to be bound by this Lockup Agreement. Other than as set forth in the Registration Rights Agreement dated as of August 30, 2002 between the Company and the parties listed on the signature pages thereto, prior to the expiration of such one year period, the undersigned will not announce or disclose any intention to do anything after the expiration of such period which the undersigned is prohibited from doing during such period, by the preceding sentence. This letter agreement shall not prohibit the exercise of options to acquire Shares or the conversion of securities that are convertible into Shares.

         This letter agreement shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.

                           Very truly yours,

                           WARBURG, PINCUS INVESTORS, L.P.

                                    By: Warburg, Pincus & Co., General Partner



                                        By: /s/ Henry Kressel
                                            ------------------------
                                            Henry Kressel
                                            Senior Managing Director